STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is entered into as of the date set forth below, by and between Marijuana, Inc., a Florida corporation (***"MAJI"***), and Ned Bass (***"Purchaser"***).

RECITALS

WHEREAS, Purchaser desires to purchase 2,0000,000 shares of common stock of MAJI, which are referred to herein as the ***"Subject Securities"***, for $100,000 in cash; and

WHEREAS, MAJI desires to sell the Subject Securities to Purchaser, and Purchaser desires to purchase Subject Securities from MAJI, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Agreement of the parties, the promises of each being consideration for the promises of the other:

1. Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below, including the exhibit hereto or amendments hereof.

(a) ***"Agreement"*** shall mean this Stock Purchase Agreement and all exhibits hereto or amendments hereof.

(b) ***"Knowledge of MAJI"*** or matters "known to MAJI" shall mean matters actually known to the Board of Directors or officers of MAJI, or which reasonably should be or should have been known by them upon reasonable investigation.

(c) ***"Purchaser"*** shall mean Ned Bass.

(d) ***"MAJI"*** shall mean Marijuana, Inc., a Florida corporation.

(e) ***"Securities Act"*** shall mean the Securities Act of 1933, as amended, and includes the rules and regulations of the Securities and Exchange Commission (***"SEC"***) promulgated thereunder, as such shall then be in effect.

Any term used herein to which a special meaning has been ascribed shall be construed in accordance with either (1) the context in which such term is used, or (2) the definition provided for such terms in the place in this Agreement at which such term is first used.

2. Disclosures. MAJI is a start-up company and may never earn a profit. Information concerning MAJI, including its plan of business, is attached hereto as Exhibit A and made a part hereof. Purchaser hereby acknowledges that Purchaser has had the opportunity to ask questions of, and receive answers from, the principals of MAJI regarding the disclosures contained in Exhibit A.

3. **Purchase and Sale.** MAJI hereby sells to Purchaser and Purchaser hereby buys from MAJI the Subject Securities at an aggregate purchase price of $100,000.

4. **Purchase Price; Payment.** Purchaser shall deliver to MAJI the sum of $100,000 in payment of the Subject Securities purchased by Purchaser hereunder, which payment shall be delivered as provided in Section 6.

5. **Issuance of the Subject Securities.** MAJI shall cause the Subject Securities purchased and sold hereunder to be issued as provided in Section 6.

6. **The Exchange.** Upon the mutual execution of this Agreement, Purchaser agrees to deliver forthwith the sum of $100,000 required to be delivered pursuant to Section 4. Upon receipt of such funds, MAJI shall deliver to Purchaser Subject Securities purchased and sold hereunder.

7. **Representations and Warranties of MAJI.** MAJI represents and warrants to Purchaser:

(a) **Organization and Corporate Authority.** MAJI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business as a foreign corporation in all jurisdictions where the ownership of property or maintenance of an office would require qualification. MAJI has all requisite corporate power and authority, governmental permits, consents, authorizations, registrations, licenses and memberships necessary to own its property and to carry on its business in the places where such properties are now owned and operated or such business is being conducted.

(b) **Capitalization.** The authorized capital stock of MAJI consists of 250,000,000 authorized shares of Common Stock, $0.001 par value per share, of which 35,094,567 shares are issued and outstanding and 10,000,000 authorized shares of preferred stock, $0.001 par value per share, of which 100 shares of Series A Preferred Stock are issued and outstanding and of which 10,000 shares of Series B Convertible Preferred Stock are issued and outstanding. All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable.

(c) **Issuance of the Subject Securities.** The Subject Securities, when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, and will be free and clear of any liens or encumbrances and, to the knowledge of MAJI, will be issued in compliance with applicable state and federal laws.

(d) **Financial Condition; Use of Proceeds.** MAJI is a development-stage company without revenues. The funds derived under this Agreement will be utilized to pay business development expenses.

(e) Governmental Consents. To the knowledge of MAJI, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of MAJI is required in connection with the valid execution, delivery and performance of this Agreement.

(f) Authorization. All corporate action on the part of MAJI and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, for the performance of MAJI's obligations hereunder and for the issuance and delivery of the securities comprising the Subject Shares has been taken. This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of MAJI.

(g) Regulatory Compliance. To the knowledge of MAJI, it is in compliance with all applicable environmental regulations relating to its business operations.

8. Representations and Warranties of Purchaser.

(a) Purchaser is under no legal disability with respect to entering into, and performing under, this Agreement.

(b) Purchaser represents and warrants that Purchaser is an "accredited investor," is financially responsible, able to meet his obligations and acknowledges that this investment will be long term, must be held indefinitely and is by its nature speculative.

(c) Purchaser represents and warrants that Purchaser understands that the Subject Securities have not been registered under the Securities Act and applicable state securities laws in reliance on the exemption provided by Section 4(a)(2) of the Securities Act, relating to transactions not involving a public offering and corresponding state securities laws regarding non-public offerings.

(d) Purchaser represents and warrants that the Subject Securities are not being purchased with a view to or for the resale or distribution thereof and that he has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

(e) Purchaser consents to the placement of the following legend, or a legend similar thereto, on the certificate representing the Subject Securities:

> THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

9. **Miscellaneous.**

(a) **Survival of Covenants.** Unless otherwise waived as provided herein, all covenants agreements, representations and warranties of the parties made in this Agreement and in the financial statements or other written information delivered or furnished in connection therewith and herewith shall survive the Exchange hereunder, and shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

(b) **Notices.** All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (1) personally served, (2) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (3) delivered by reputable air courier service with charges prepaid, or (4) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (A) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (B) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to MAJI:	Marijuana, Inc. 7901 4th Street N #23494 St. Petersburg, Florida 33702 E-mail: msheikh@exousiapro.com
If to Purchaser:	Ned Bass 5009 Dunvegan Road Louisville, Kentucky 40222 E-mail: bassinky67@gmail.com

(c) **Arbitration.** In the event of a dispute between the parties hereto that arises out of this Agreement, the parties hereby agree to submit such dispute to arbitration before the American Arbitration Association (the "Association") at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment can be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys fees to the prevailing party.

(d) **Governing Law.** This Agreement shall be deemed to be a contract made under, governed by and construed in accordance with the substantive laws of the State of Florida.

(e) **Counterparts.** This Agreement may be executed simultaneously in counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same documents.

(f) **Successors and Assigns.** Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns and administrators of the parties hereto.

(g) **Entire Agreement.** This Agreement, the other agreements and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

MAJI:

MARIJUANA, INC.

By: ______________________
Michael Sheikh
Chief Executive Officer

PURCHASER:

____
Ned Bass

EXHIBIT A

Information With Respect to Marijuana, Inc.

Information With Respect to Marijuana, Inc. Incorporated By Reference